Exhibit 99

Marine Products Corporation Reports

First Quarter 2020 Financial Results

ATLANTA, April 29, 2020 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2020. Marine Products is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include various models, such as OSX Luxury Sportboats, the 257 SSX OB, five SSi outboard models and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.

For the quarter ended March 31, 2020, Marine Products generated net sales of $59,119,000, a 28.8 percent decrease compared to $83,053,000 in the same period of the prior year. The decrease in net sales was due to a 28.9 percent decrease in the number of units sold during the quarter as compared to the prior year. Unit sales declined in every product category with the exception of our Chaparral OSX Luxury Sportboats.

Gross profit for the first quarter of 2020 was $12,107,000, a 35.3 percent decrease compared to gross profit of $18,699,000 in the same period of the prior year. Gross margin as a percentage of net sales was 20.5 percent in the first quarter of 2020 compared to 22.5 percent in the first quarter of 2019. Gross margin as a percentage of net sales declined due to manufacturing cost inefficiencies caused by lower production during the first quarter of 2020 as compared to the same period in 2019.

Operating profit for the first quarter of 2020 was $4,854,000, a decrease of 45.3 percent compared with operating profit of $8,868,000 in the first quarter of last year. Selling, general and administrative expenses were $7,253,000 in the first quarter of 2020 compared to $9,831,000 in the first quarter of 2019. These expenses decreased due to costs that vary with sales and profitability, such as incentive compensation and warranty expense. Selling, general and administrative expenses as a percentage of net sales were 12.3 percent in the first quarter of 2020 compared to 11.8 percent of net sales during the first quarter of 2019.

Net income for the first quarter of 2020 was $4,208,000, a decrease of $3,261,000, or 43.7 percent, compared with net income of $7,469,000 in the first quarter of 2019. Diluted earnings per share were $0.12 in the first quarter of 2020 compared to $0.22 in the first quarter of 2019. The effective tax rate for the first quarter of 2020 was 14.4 percent, a slight decrease compared to an effective tax rate of 16.3 percent for the first quarter of the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “We decreased production during the first quarter of 2020 in order to reduce dealer inventories. We accomplished this goal, as dealer inventories are almost 10 percent lower at the end of the first quarter of 2020 compared to the prior year. I am pleased to report that Chaparral continues to be a market share leader in its sterndrive recreational boat category. Robalo also continues to be market share leader in the outboard category, and the combination of Chaparral and Robalo outboard models held the highest outboard boat market share in their size category.

First Quarter 2020 Earnings Press Release

“Early during the first quarter, there were many indications that the 2020 retail selling season would be strong, and we had initially made plans to increase production in February. During March, however, it became clear that the COVID-19 pandemic would cause short-term disruptions in the 2020 retail selling season. As we announced at the end of the quarter, we temporarily suspended our manufacturing operations out of concern for the well-being of our employees and their families, and at the recommendation of local and state authorities. We have closely monitored our dealers’ activities and are communicating with their floorplan lenders frequently. During this time, we are providing consistent communication to our dealer network and have assisted their efforts to conduct virtual walkthroughs and private viewing appointments. We are pleased to note that our web traffic and number of social media engagements have increased significantly during the past few weeks. Since the collapse in economic activity caused by the global pandemic occurred at the beginning of the boating retail selling season, we are managing our operations to balance the tremendous near-term decline in demand against the needs of our dealers whose customers want to purchase a boat during the retail selling season. At this time, we plan to resume operations in our manufacturing facility on May 4, though this decision will be influenced by the recommendations of state and local authorities, our assessment of our production supply chain, and indications of market demand.

“In spite of clear near-term weakness in our financial results, we have an enduring belief in the long-term appeal of recreational boating to the American consumer. In fact, several of our dealers reported extremely strong sales in March and April, as customers temporarily left homes in urban areas to shelter in place at lake vacation homes and engage in outdoor activities that did not involve large groups of people in uncontrolled environments. We believe that crises such as the present one reinforce the appeal of our products. We appreciate the short-term concessions that have been granted by our dealers’ floorplan lenders which will assist them in the current retail selling environment, and we continue to conduct our new product development efforts so that we maintain our position as a market leader. We appreciate the support of our employees and community as we navigate this unprecedented environment, and as we announced several weeks ago, a foundation controlled and funded by our majority shareholder made a significant contribution to the community in which our production facilities operate,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 29, 2020, at 8:00 a.m. Eastern Time to discuss the results for the first quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (800) 458-4121 or (856) 344-9290 for international callers, and using conference ID number 7335339. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, Vortex jet drive boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statement that the COVID-19 pandemic’s disruption in the 2020 retail selling season would be short-term, our plan to resume production on May 4, and that events such as the COVID-19 pandemic reinforce the appeal of recreational boating for the American consumer. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include the duration of our temporary production suspension, the duration of the COVID-19 crisis, its impact on the U.S. and global economy and its disruption of our supply chain, decreases in the level of consumer confidence and available funds impacting discretionary spending, unavailability of credit, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers, and the ability of Marine Products’ network of independent boat dealers to finance their inventory. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2019.

First Quarter 2020 Earnings Press Release

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

First Quarter 2020 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Period ended March 31, (Unaudited)	First Quarter
	2020	2019	% BETTER (WORSE)
Net Sales	$59,119	$83,053	(28.8)%
Cost of Goods Sold	47,012	64,354	26.9
Gross Profit	12,107	18,699	(35.3)
Selling, General and Administrative Expenses	7,253	9,831	26.2
Operating Profit	4,854	8,868	(45.3)
Interest Income	61	57	7.0
Income Before Income Taxes	4,915	8,925	(44.9)
Income Tax Provision	707	1,456	51.4
Net Income	$4,208	$7,469	(43.7)%

EARNINGS PER SHARE
Basic	$0.12	$0.22	(45.5)%
Diluted	$0.12	$0.22	(45.5)%

AVERAGE SHARES OUTSTANDING
Basic	33,940	34,243
Diluted	33,940	34,243

First Quarter 2020 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At March 31, (Unaudited)	(in thousands)
	2020	2019
ASSETS
Cash and cash equivalents	$20,064	$18,347
Accounts receivable, net	9,170	9,894
Inventories	45,946	47,824
Income taxes receivable	733	452
Prepaid expenses and other current assets	1,442	1,127
Total current assets	77,355	77,644
Property, plant and equipment, net	14,925	15,155
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	6,662	7,141
Deferred income taxes	3,429	3,427
Other assets	3,681	3,654
Total assets	$109,825	$110,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$9,803	$12,417
Accrued expenses and other liabilities	13,708	15,496
Total current liabilities	23,511	27,913
Long-term pension liabilities	8,805	8,073
Other long-term liabilities	523	578
Total liabilities	32,839	36,564
Common stock	3,397	3,413
Capital in excess of par value	-	-
Retained earnings	76,218	73,382
Accumulated other comprehensive loss	(2,629)	(2,565)
Total stockholders' equity	76,986	74,230
Total liabilities and stockholders' equity	$109,825	$110,794